                        COMMUNITY FINANCIAL GROUP, INC.

                         401 Church Street - 2nd Floor
                                P.O. Box 198986
                            Nashville, TN 37219-8986
                                 (615)271-2025



                        COMMUNITY FINANCIAL GROUP, INC.
                        ANNOUNCES STOCK REPURCHASE PLAN


FOR IMMEDIATE RELEASE
CONTACT:    Joan B. Marshall (615) 271-2025
            Anne B. Livingston (615) 271-2049


        NASHVILLE, Tenn., March 25, 1999 -- Community Financial Group, Inc. (NASDAQ: CFGI) announced that on March 23, 1999, its Board of Directors authorized a share repurchase of up to 400,000 shares. Under the Stock Repurchase Plan, which is effective immediately, purchases will be made in the open market or in privately negotiated transactions as conditions warrant. The repurchase of shares will allow the Company to manage its capital position more effectively and enhance future earnings per share. This action is part of the Company's strategy to employ a portion of the additional capital generated as a result of the recent exercise of warrants. Management, along with the assistance of the consulting firm, Dorland & Associates, continues to review other strategic opportunities for the effective utilization of these funds.

        The Stock Repurchase Plan will remain in effect until December 31, 1999. At December 31, 1998, the Company had 4,216,531 shares outstanding.

        Community Financial Group, Inc. is a $240 million bank holding company headquartered in Nashville, Tennessee. The Company provides banking services through its subsidiary, The Bank of Nashville, with offices in Davidson and Williamson County with its Sumner County office to open in May, 1999.



                                   ###END###